EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of The News Corporation Limited on Form S-8 of our report dated August 11, 2003 (October 16, 2003 as to notes 26, 28, 30 and 31) of British Sky Broadcasting Group plc, appearing in the Annual Report on Form 20-F/A of The News Corporation Limited for the year ended June 30, 2003.

/s/    Deloitte & Touche LLP

London, United Kingdom

January 30, 2004